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Exhibit 10.25

MATTRESS HOLDING CORP.
GEORGIA MATTRESS CORP.
5815 Gulf Freeway
Houston, TX 77023

December    , 2004

To each of the former Stockholders
of Elite Management Team, Inc.

        Re: Earnout Agreement (this "Agreement")

        Reference is made to the Acquisition Agreement and Plan of Reorganization dated as of December    , 2004 (the "Acquisition Agreement") among Mattress Holding Corp., a Delaware corporation ("Mattress Firm"), Georgia Mattress Corp., a Georgia corporation and a wholly-owned subsidiary of Mattress Firm ("Newco"), and each of the stockholders (the "Stockholders") of Elite Management Team, Inc., a Georgia corporation ("Elite"). Capitalized terms used but not defined herein have the meanings assigned to them in the Acquisition Agreement.

        As you know, the Acquisition Agreement provides that the Acquisition Consideration may be increased on the terms set forth herein. Such increase, if any, would be based upon, among other things, the computation of Net Operating Cash Flow (as hereafter defined).

        Accordingly, we agree as follows:

        Section 1    Definitions, Etc.

        Section 1.1    Definitions.    The following terms shall have the meanings indicated:

        (a)   "Dispute Notice" is defined in Section 2(b).

        (b)   "Earnout Amount" means, for any Stockholder one or more certificates representing one-third of the number of shares of Mattress Firm Common Stock set forth next to such Stockholder's name in column (1) of Schedule 3.3 to the Acquisition Agreement and Warrants to purchase one-third of the number of shares of Mattress Firm Common Stock set forth next to such Stockholder's name in column (2) of Schedule 3.3 to the Acquisition Agreement.

        (c)   "Earnout Statement" is defined in Section 2(a).

        (d)   "Exit Event" means an IPO or a Sale Transaction.

        (e)   "Final Net Operating Cash Flow" is defined in Section 2(c).

        (f)    "IPO" means an initial public offering of Mattress Firm's common stock.

        (g)   "Net Operating Cash Flow" shall be computed in the manner set forth on Schedule A consistent with the practices set forth on such Schedule and will be computed for the stores listed on Schedule B; provided, however, that Net Operating Cash Flow shall include any such stores that are relocated but shall not include any such stores that are closed or any new stores.

        (h)   "Performance Target" means, with respect to any of the first three anniversaries of the last day of the month in which the Closing Date shall occur, Net Operating Cash Flow equal to not less than $8,542,713.

        (i)    "Sale Transaction" means a transaction referred to in Section 5(a)(i), (ii) or (iii) of the Stockholders' Agreement (whether or not the stockholders of the Company are entitled to vote thereon).

        (j)    "Shortfall" means, with respect to either of the first two 12-month periods referred to in Section 2(a), the amount, if any, by which the Performance Target exceeds Final Net Operating Cash Flow.

        (k)   "Transaction" means any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of Mattress Firm's assets, liquidation or recapitalization or other Sale Transaction) in which previously outstanding Mattress Firm Common Stock shall be changed into or exchanged or sold for different securities of the Mattress Firm (other than by subdivision of its outstanding shares of Mattress Firm Common Stock by reason of which an adjustment to the number of shares of Mattress Firm Common Stock issuable under this Agreement pursuant to Section 3.2(a) below) or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing.

        Section 1.2    Number, Gender, Etc.

        (a)   The definitions in this Agreement shall apply equally to both the singular and plural form of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation."

        (b)   Unless the context otherwise requires: (i) all references to Articles, Sections, paragraphs, subparagraphs, clauses and Schedules are to Articles, Sections, paragraphs, subparagraphs and clauses in, and Schedules to, this Agreement; and (ii) the terms "herein," hereof," "hereto" and "hereunder" and words of similar import refer to this Agreement.

        Section 2    Computation of Net Operating Cash Flow.

        (a)   Mattress Firm and Newco shall use their commercially reasonable efforts to deliver to the Stockholders' Representative on or prior to the expiration of the 120-day period following each of the first three anniversaries of the last day of the month in which the Closing Date shall occur their good faith written estimate of Net Operating Cash Flow for the 12-month period ending on such anniversary of the last day of the month in which the Closing Date shall occur (each, an "Earnout Statement"), which the Stockholders' Representative shall have the right to approve; provided, however, that in the event that an Exit Event shall occur prior to the expiration of a 12-month period to which an Earnout Statement relates, then: (i) Mattress Firm and Newco shall use their commercially reasonable efforts to deliver such Earnout Statement on or prior to the expiration of the 120-day period following the date of such Exit Event; (ii) such Earnout Statement shall set forth their good faith written estimate of Net Operating Cash Flow during the 12-month period ending on the last day of the month prior to the month in which such Exit Event shall occur; and (iii) Mattress Firm and Newco shall not be required to deliver an estimate of Net Operating Cash Flow for any subsequent period.

        (b)   The Stockholders' Representative shall notify Mattress Firm and Newco in writing (the "Dispute Notice") within 30 days after receipt of the Earnout Statement if the Stockholders' Representative, in good faith, disagrees with the calculation of Net Operating Cash Flow as set forth in the Earnout Statement, which disagreement shall be limited to whether such calculation of Net Operating Cash Flow is mathematically correct and/or has been prepared in accordance with the definition of Net Operating Cash Flow. The Dispute Notice, if any, shall set forth in reasonable detail the basis for such disagreement, the dollar amounts involved and the Stockholders' Representatives' calculation of Net Operating Cash Flow, and shall be accompanied by a certificate executed by the Stockholders' Representative to the effect that the Stockholders' Representative's calculation of Net Operating Cash Flow has been prepared in good faith in accordance with this Section 2(b), and in accordance with the definition of Net Operating Cash Flow. Mattress Firm and Newco will, upon the Stockholder Representative's request, provide the Stockholders' Representative and its representatives reasonable access during normal business hours to such of the books and records of Elite and its subsidiaries as are reasonably requested by the Stockholders' Representative in connection with the preparation of a Dispute Notice. If no Dispute Notice is received by Mattress Firm and Newco from the Stockholders' Representative within such 30-day period, the calculation of Net Operating Cash Flow by Mattress Firm and Newco as set forth in the Earnout Statement will be final and binding upon the parties.

        (c)   Upon receipt by Mattress Firm and Newco of a Dispute Notice, if any, Mattress Firm and Newco, on the one hand, and the Stockholders' Representative, on the other hand, shall negotiate in good faith to resolve any disagreement with respect to Net Operating Cash Flow set forth in the Dispute Notice. To the extent Mattress Firm and Newco, on the one hand, and the Stockholders' Representative, on the other hand, are unable to resolve any disagreement with respect to Net Operating Cash Flow within 30 days after receipt by Mattress Firm and Newco of the Dispute Notice, Mattress Firm and Newco, on the one hand, and the Stockholders' Representative, on the other hand, shall submit their dispute to the national office of the Independent Auditor as promptly as practicable. The parties hereto agree that the determination of such accounting firm as to the computation of the Independent Auditor will be final and binding absent manifest error, and that judgment may be entered thereon in any court having jurisdiction over the party or parties against whom such determination is sought to be enforced. In resolving any disputed item, such accounting firm: (x) shall be bound by the provisions of this Section 2 and the definition of Net Operating Cash Flow; (y) shall limit its review to matters specifically set forth in the Dispute Notice; and (z) shall further limit its review solely to whether the Earnout Statement has been prepared in accordance with this Section 2. The determination of any item that is a component of Net Operating Cash Flow and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Earnout Statement or the Dispute Notice. The Net Operating Cash Flow, as determined by such accounting firm in accordance herewith, or as otherwise agreed upon by Mattress Firm and Newco, on the one hand, and the Stockholders' Representative, on the other hand, or deemed agreed upon by Mattress Firm and Newco, on the one hand, and the Stockholders, on the other hand, pursuant to this Section 2(c), will be deemed the "Final Net Operating Cash Flow." The fees and expenses of any accounting firm selected by Mattress Firm and Newco, on the one hand, and the Stockholders' Representative, on the other hand, pursuant to and in accordance with this Section 2(c) will be paid, in its entirety, by the party hereto (either Mattress Firm and Newco, on the one hand, or the Stockholders, on the other hand) whose calculation of Net Operating Cash Flow as initially submitted to such accounting firm is furthest away from the Final Net Operating Cash Flow.

        Section 3    Payment of the Earnout Amount; Adjustment.

        Section 3.1    Payment of the Earnout Amount.

        (a)   Following the first determination of Final Net Operating Cash Flow pursuant to Section 2, Mattress Firm shall, only if such Final Net Operating Cash Flow is at least equal to the Performance Target, issue the Earnout Amount to each Stockholder; provided, however, that if such determination is made following the occurrence of an Exit Event and such Final Net Operating Cash Flow is at least equal to the Performance Target, Mattress Firm shall instead issue three times the Earnout Amount to each Stockholder.

        (b)   Following the second determination (if any) of Final Net Operating Cash Flow pursuant to Section 2, Mattress Firm shall, only if such Final Net Operating Cash Flow is at least equal to the Performance Target:

            (i)  issue the Earnout Amount to each Stockholder;

           (ii)  if such determination is made following the occurrence of an Exit Event and such Final Net Operating Cash Flow is at least equal to the Performance Target, Mattress Firm shall instead of issuing the Earnout Amount pursuant to Section 3.1(b)(i) issue two times the Earnout Amount to each Stockholder; and

          (iii)  if the Earnout Amount was not issued to the Stockholders pursuant to Section 3.1(a) due to a Shortfall and such second determination of Final Net Operating Cash Flow (whether or not such determination is made following the occurrence of an Exit Event) exceeds the Performance Target by at least the amount of such Shortfall, then Mattress Firm shall also issue the Earnout Amount to each Stockholder.

        (c)   Following the third determination (if any) of Final Net Operating Cash Flow pursuant to Section 2, Mattress Firm shall, only if such Final Net Operating Cash Flow is at least equal to the Performance Target:

            (i)  issue the Earnout Amount to each Stockholder; and

           (ii)  if the Earnout Amount was not issued to the Stockholders pursuant to Section 3.1(b)(i) due to a Shortfall and such third determination of Final Net Operating Cash Flow (whether or not such determination is made following the occurrence of an Exit Event) exceeds the Performance Target by at least the amount of such Shortfall, then Mattress Firm shall also issue the Earnout Amount to each Stockholder.

        (d)   In no event shall any Stockholder be issued more than three times the Earnout Amount, in the aggregate.

        Section 3.2    Adjustments.    Prior to an issuance of the Earnout Amount to the Stockholders, the number of shares of Mattress Firm Common Stock that comprise such Earnout Amount (including, without limitation, the number of shares of Mattress Firm Common Stock issuable upon exercise of the Warrants issuable pursuant to this Agreement and the Warrant Price (as defined therein) payable in connection therewith) shall be subject to adjustment from time to time as follows:

        (a)   If at any time the number of outstanding shares of Mattress Firm Common Stock shall increase by virtue of or in connection with any dividend on the Mattress Firm Common Stock or any stock split or other subdivision of the outstanding shares of Mattress Firm Common Stock or a reclassification, then the number of shares of Mattress Firm Common Stock issuable pursuant to this Agreement shall be adjusted, concurrently with the effectiveness of such increase, so that the Stockholders are entitled to receive, upon issuance thereof, the same percentage of the outstanding shares of Mattress Firm Common Stock that they would have received on issuance thereof to the extent permitted hereunder immediately prior to such increase. If the outstanding shares of Mattress Firm Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Mattress Firm Common Stock (including, without limitation, pursuant to a reverse stock split), then the number of shares of Mattress Firm Common Stock issuable pursuant to this Agreement shall be adjusted, concurrently with the effectiveness of such decrease, so that the Stockholders are entitled to receive, upon issuance thereof, the same percentage of the outstanding shares of Mattress Firm Common Stock that they have received upon issuance thereof to the extent permitted hereunder immediately prior to such combination or consolidation.

        (b)   In case at any time Mattress Firm shall be a party to any Transaction (other than by subdivision of its outstanding shares of Mattress Firm Common Stock by reason of which an adjustment is made under Section 3.2(a) above), then immediately following consummation of the Transaction, and without any action on the part of the Stockholders, the number of shares of Mattress Firm Common Stock issuable pursuant to this Agreement shall be adjusted to provide, in lieu of the Mattress Firm Common Stock or other securities issuable upon such exercise prior to such consummation, the highest amount of securities, cash or other property to which such holder would actually have been entitled as a shareholder upon the consummation of the Transaction if such Mattress Firm Common Stock had been issued pursuant to this Agreement immediately prior thereto.

        (c)   All calculations under this Section 3.2 shall be made to the nearest one-tenth of a share of Common Stock.

        (d)   Whenever the number of shares of Mattress Firm Common Stock issuable pursuant to this Agreement is adjusted or readjusted pursuant to Section 3.2(a) or (b) above, the Warrant Price payable upon exercise of the Warrants shall be adjusted or readjusted by multiplying such Warrant Price in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of Mattress Firm Common Stock issuable upon the exercise of the Warrants immediately preceding such adjustment, and the denominator of which shall be the number of shares of Mattress Firm Common Stock so issuable immediately thereafter.

        (e)   Nothing in this Section 3.2 shall changes the circumstances under which the Earnout Amount is issuable pursuant to Section 3.1.

        Section 3.3    Time of Adjustments.    Except as otherwise expressly provided in Section 3.2, each adjustment required by Section 3.2 shall be effective as and when the event requiring such adjustment occurs.

        Section 3.4    No Adjustment for Dividends.    Except as provided in Section 3.2, no adjustment shall be made in respect of any dividends declared or paid on the Mattress Firm Common Stock.

        Section 4    Miscellaneous

        Section 4.1    Notices.    Any and all notices, consents, demands, instructions, requests and other communications required or permitted hereunder must be in writing and shall be deemed to have been duly given only if delivered personally, by facsimile transmission, by first-class mail (postage prepaid, return receipt requested), or by overnight delivery by a recognized overnight courier service (all costs prepaid) to the parties at their respective addresses or facsimile numbers, as set forth in the Acquisition Agreement.

        All such notices, requests and other communications will be deemed given upon delivery. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving like notice specifying such change to the other party hereto.

        Section 4.2    Binding Effect; Assignability.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto (including, without limitation, Parent) and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the parties hereto without the prior written consent of the other parties, except that: (a) the rights of Mattress Firm and Newco (and, from and after the consummation of the Merger, the Surviving Corporation) may be assigned, without the consent of the other parties hereto, to any corporation all of the outstanding capital stock of which is owned or controlled, directly or indirectly, by Mattress Firm or Newco (or, from and after the consummation of the Merger, the Surviving Corporation) or to any Person investing in and/or lending monies to either of them; and (b) from and after the consummation of the Merger, Mattress Firm or the Surviving Corporation (including each subsequent assignee of either of them) shall have the right to assign any or all of its rights and obligations hereunder to any other person who acquires all or substantially all of the assets and business of either of them.

        Section 4.3    No Waiver.    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 4.4    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein.

        Section 4.5    Jurisdiction.    Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the United States District Court for the Eastern District of Texas in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such Districts (unless such court lacks jurisdiction with respect to such Proceeding, in which case, each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of New York or the State of Texas in connection with such Proceeding and waives any objection to venue in the State of New York and the State of Texas), and agrees that service of any summons, complaint, notice or other process relating to such dispute may be effected in the manner provided by Section 4.1.

        Section 4.6    Waiver of Jury Trial.    EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR THEREWITH, INCLUDING THE TRANSACTION DOCUMENTS OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

        Section 4.7    Construction.    The parties acknowledge and agree that each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to their revision; the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of it; and its terms and provisions shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

        Section 4.8    No Third Party Beneficiaries.    Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

        Section 4.9    Severability.    It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Agreement is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable. It is the intention of the parties hereto that any such provision shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to such provision in the jurisdiction of the court that has made such determination.

        Section 4.10    Entire Agreement.    This Agreement and the Acquisition Agreement supersedes all prior and/or contemporaneous negotiations, understandings, discussions and agreements (written or oral) between the parties with respect to the subject matter hereof (all of which are merged herein and therein) and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

        Section 4.11    Modifications, Amendments and Waivers.    Any term of this Agreement may be modified or amended only by the written consent of Mattress Firm, Newco (prior to the consummation of the Merger), the Surviving Corporation (from and after the consummation of the Merger) and the Stockholders' Representative. Any agreement on the part of a party to any extension or waiver (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not, unless expressly set forth therein, operate as waiver or extension of any other subsequent condition or obligation.

        Section 4.12    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 4.13    Counterparts; Effectiveness.    This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[The next page is the signature page]

        Please confirm our understanding below.

MATTRESS HOLDING CORP.
By:	Name: Title:
GEORGIA MATTRESS CORP.
By:	Name: Title:

[Stockholder signatures appear on the next page]

S-1

Agreed:
R. Stephen Stagner
Darin Lewin
Jeff Quinn
Scott Scoggins
Ed Ferguson
Steven Ness
Nick Quinn

S-2

SCHEDULE A
NET OPERATING CASH FLOW

YEAR TO DATE- OCT 2004	ELITE
ELITE MANAGEMENT TEAM INC
Revenue
SALES	46,520,946	93.22%
FURNITURE SALES	1,822,698	3.65%
DELIVERY SALES	724,760	1.45%
EXPRESS DELIVERY SALES	729,132	1.46%
INSTALL SALES	109,573	0.22%

Total for Revenue	49,907,109	100.00%

COGS
COST OF GOODS SOLD	25,171,922	50.65%

Total for COGS	25,171,922	50.65%

Gross Profit	24,735,187	49.56%

Property
CLEANING EXPENSE	586	0.00%
UTILITES	357,111	0.72%
RENT	3,762,802	7.54%
CAM & OTHER PROPERTY EXPENSES	548,910	1.10%
PROPERTY LICENSE & FEES	58,191	0.12%
GAAP RENT ADJUSTMENTS	(134,582)	-0.27%
TRASH REMOVAL	16,914	0.03%

Total for Property	4,609,934	9.24%

Payroll & Selling
STORE SALARIES	2,425,532	4.86%
COMMISSIONS EARNED	668,924	1.34%
STORE MGR BONUSES	627,045	1.26%
CITY MGR SALARIES	350,114	0.70%
PART TIME SALARIES	492,123	0.99%
PMS AND SPIFFS PR	575,135	1.15%
PMS AND SPIFFS INCOME	(252,822)	-0.51%
PAYROLL TAXES/FEES	449,314	0.90%
PART TIME COMMISSIONS	58,031	0.12%
OFFICE SUPPLIES	67,569	0.14%
TELEPHONE EXPENSE	188,431	0.38%
SALES EXPENSE	46,678	0.09%
REPAIRS & MAINT	104,155	0.21%
STORE EQUIPMENT LEASE	22,114	0.04%

Total for Payroll & Selling	5,822,341	11.67%

A-1

Credit
BAD CHECKS	7,565	0.02%
AMEX DISCOUNTS	141,581	0.29%
DISCOVER DISCOUNTS	19,097	0.04%
TELECHECK DISCOUNTS	112,807	0.23%
VISA/MC DISCOUNTS	407,048	0.82%
FINANCE DISCOUNTS	653,561	1.30%
CHARGE BACKS (CC)	15,552	0.03%
CASH SHORT/OVER	2,197	0.01%

Total for Credit	1,359,407	2.73%

Total Store Expenses	11,791,682	23.63%

Contribution Margin	12,943,505	25.94%

ANNUALIZED 2004 CONTRIBUTION	15,532,206

EARNOUT THRESHOLD (55%)	8,542,713

A-2

SCHEDULE B
STORES

Elite Management Team Inc
Merger Earnout Schedule
December 28, 2004

Atlanta
East
	701	INCLUDED
	702	INCLUDED
	715	CLOSED
	716	INCLUDED
	717	INCLUDED
	718	INCLUDED
	719	INCLUDED
	721	INCLUDED
	724	INCLUDED
	726	INCLUDED
Total East	9
West
	705	INCLUDED
	706	INCLUDED
	710	INCLUDED
	712	INCLUDED
	714	INCLUDED
	720	INCLUDED
	723	INCLUDED
	725	INCLUDED
	727	INCLUDED
Total West	9
Clearance
	704	INCLUDED
	708	CLOSED
	709	CLOSED
	711	INCLUDED
	713	INCLUDED
	722	INCLUDED
	728	TO REPLACE STORE 722 WHEN OPENED
Total Clearance	4

B-1

Raleigh
	1301	INCLUDED
	1303	INCLUDED
	1304	INCLUDED
	1306	INCLUDED
	1307	INCLUDED
	1309	CLOSED
	1310	INCLUDED
	1311	INCLUDED
	1312	INCLUDED
Total Raleigh	8
Greensboro
	1701	INCLUDED
	1703	INCLUDED
	1704	INCLUDED
	1705	INCLUDED
	1706	INCLUDED
	1707	INCLUDED
Total Greensboro	6
Charlotte
	2401	Replaced by 2409
	2403	INCLUDED
	2404	INCLUDED
	2405	INCLUDED
	2406	INCLUDED
	2407	INCLUDED
	2408	INCLUDED
	2409	INCLUDED
Total Charlotte	7
Greenville
	3801	INCLUDED
	3802	INCLUDED
	3803	INCLUDED
	3804	INCLUDED
Total Greenville	4
Charleston
	4001	INCLUDED
	4002	INCLUDED
	4003	INCLUDED
Total Charleston	3
Total Stores Included in Earnout	50

B-2

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MATTRESS HOLDING CORP. GEORGIA MATTRESS CORP. 5815 Gulf Freeway Houston, TX 77023
SCHEDULE A NET OPERATING CASH FLOW
SCHEDULE B STORES